Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Gloo Holdings, Inc. of our report dated July 23, 2025 relating to the financial statements of Midwestern Interactive, LLC appearing in Gloo Holdings, Inc.’s final prospectus, dated November 18, 2025, which is incorporated herein by reference.

/s/ Crowe LLP

Los Angeles, California

November 19, 2025